Exhibit 97.1
Compensation Recovery Policy
LGL-0026 – 1.0.0
Table of Contents

1. Administration	2
2. Covered Persons and Applicable Compensation	2
3. Triggering Event	2
4. Calculation of Recoupment Amount	3
5. Method of Recoupment	3
6. Arbitration	3
7. Recovery Process; Impracticability	4
8. Non-Exclusivity	4
9. No Indemnification	5
10. Covered Person Acknowledgement and Agreement	5
11. Successors	5
12. Interpretation of Policy	5
13. Amendments; Termination	6
14. Definitions	6
Exhibit A: Certification	10
Exhibit B: Calculation Guidelines	11

Security Classification: Public        Owner: CLO

Compensation Recovery Policy
LGL-0026 – 1.0.0
Version – 1.0.0

Adopted September 12, 2023
The Board has determined that it is in the best interests of the Company and its stockholders to adopt this Policy enabling the Company to recover from specified current and former Company executives certain incentive-based compensation in the event of an accounting restatement resulting from material noncompliance with any financial reporting requirements under the federal securities laws. Capitalized terms are defined in Section 14.
This Policy is designed to comply with Rule 10D-1 of the Exchange Act and shall become effective on the Effective Date and shall apply to Incentive-Based Compensation Received by Covered Persons on or after the Listing Rule Effective Date.
1. Administration
This Policy shall be administered by the Administrator. The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. The Administrator may retain, at the Company’s expense, outside legal counsel and such compensation, tax or other consultants as it may determine are advisable for purposes of administering this Policy.
2. Covered Persons and Applicable Compensation
This Policy applies to any Incentive-Based Compensation Received by a person (a) after beginning service as a Covered Person; (b) who served as a Covered Person at any time during the performance period for that Incentive-Based Compensation; and (c) was a Covered Person during the Clawback Period.
However, recovery is not required with respect to:
i.Incentive-Based Compensation Received prior to an individual becoming a Covered Person, even if the individual served as a Covered Person during the Clawback Period.
ii.Incentive-Based Compensation Received prior to the Listing Rule Effective Date.
iii.Incentive-Based Compensation Received prior to the Clawback Period.
iv.Incentive-Based Compensation Received while the Company did not have a class of listed securities on a national securities exchange or a national securities association, including the Exchange.
The Administrator will not consider the Covered Person’s responsibility or fault or lack thereof in enforcing this Policy with respect to recoupment under the Final Rules.
3. Triggering Event
Subject to and in accordance with the provisions of this Policy, if there is a Triggering Event, the Administrator shall require a Covered Person to reimburse or forfeit to the Company the Recoupment Amount applicable to such Covered Person. A Company’s obligation to recover the Recoupment Amount is not dependent on if or when the restated financial statements are filed.
Security Classification: Public    | Page 2 of 11 |    Owner: CLO

Compensation Recovery Policy
LGL-0026 – 1.0.0
Version – 1.0.0
If the Administrator determines that the Covered Person engaged in any fraud or intentional misconduct that materially contributes to or causes economic loss to the Company, this may be independently considered a Triggering Event, as determined by the Administrator in its sole discretion. In such case, the Company will use reasonable efforts to recover from such Covered Person up to 100% (as determined by the Administrator in its sole discretion to be appropriate based on the conduct involved) of the Incentive-Based Compensation, not just the Recoupment Amount.
4. Calculation of Recoupment Amount
The Recoupment Amount will be calculated in accordance with the Final Rules, as provided in the Calculation Guidelines attached hereto as Exhibit B.
5. Method of Recoupment
Subject to compliance with the Final Rules and applicable law, the Administrator will determine, in its sole discretion, the method for recouping the Recoupment Amount hereunder which may include, without limitation:
i.Requiring reimbursement or forfeiture of the pre-tax amount of cash Incentive-Based Compensation previously paid;
ii.Offsetting the Recoupment Amount from any compensation otherwise owed by the Company to the Covered Person, including without limitation, any prior cash incentive payments, executive retirement benefits, wages, equity grants or other amounts payable by the Company to the Covered Person in the future;
iii.Seeking recovery of any gain realized on the vesting, exercise, settlement, cash sale, transfer, or other disposition of any equity-based awards; and/or
iv.Taking any other remedial and recovery action permitted by law, as determined by the Administrator.
6. Arbitration
To the fullest extent permitted by law, any disputes under this Policy shall be submitted to mandatory binding arbitration (the “Arbitrable Claims”), governed by the Federal Arbitration Act (the “FAA”). Further, to the fullest extent permitted by law, no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in the Covered Person’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding.
SUBJECT TO THE ABOVE PROVISO, ANY RIGHTS THAT A COVERED PERSON MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS ARE WAIVED. ANY RIGHTS THAT A COVERED PERSON MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN A COVERED PERSON AND THE COMPANY ARE WAIVED.
The Covered Person is not restricted from filing administrative claims that may be brought before any government agency where, as a matter of law, the Covered Person’s ability to file such claims may not be restricted. However, to the fullest extent permitted by law, arbitration shall be the exclusive remedy
Security Classification: Public    | Page 3 of 11 |    Owner: CLO

Compensation Recovery Policy
LGL-0026 – 1.0.0
Version – 1.0.0
for the subject matter of such administrative claims. The arbitration shall be conducted in Santa Clara County, CA through JAMS before a single neutral arbitrator, in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect, provided however, that the FAA, including its procedural provisions for compelling arbitration, shall govern and apply to this Arbitration provision. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. If, for any reason, any term of this Arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature and remain fully enforceable.
7. Recovery Process; Impracticability
Actions by the Administrator to recover the Recoupment Amount will be reasonably prompt.
The Administrator must cause the Company to recover the Recoupment Amount unless the Administrator shall have previously determined that recovery is impracticable and one of the following conditions is met:
i.The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; before concluding that it would be impracticable to recover any amount of erroneously awarded Incentive-Based Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such erroneously awarded Incentive-Based Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange;
ii.Recovery would violate home country law where that law was adopted prior to November 28, 2022; before concluding that it would be impracticable to recover any amount of erroneously awarded Incentive-Based Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and must provide such opinion to the Exchange; or
iii.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
8. Non-Exclusivity
The Administrator intends that this Policy will be applied to the fullest extent of the law. Without limitation to any broader or alternate clawback authorized in any written document with a Covered Person, (i) the Administrator may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy, and (ii) this Policy will nonetheless apply to Incentive-Based Compensation as required by the Final Rules, whether or not specifically referenced in those arrangements. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other clawback policy of the Company as then in effect, or any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies or regulations available or applicable to the Company (including SOX 304). If
Security Classification: Public    | Page 4 of 11 |    Owner: CLO

Compensation Recovery Policy
LGL-0026 – 1.0.0
Version – 1.0.0
recovery is required under both SOX 304 and this Policy, any amounts recovered pursuant to SOX 304 may, in the Administrator’s discretion, be credited toward the amount recovered under this Policy, or vice versa.
9. No Indemnification
The Company shall not indemnify any Covered Persons against (i) the loss of erroneously awarded Incentive-Based Compensation or any adverse tax consequences associated with any incorrectly awarded Incentive-Based Compensation or any recoupment hereunder, or (ii) any claims relating to the Company enforcement of its rights under this Policy. For the avoidance of doubt, this prohibition on indemnification will also prohibit the Company from reimbursing or paying any premium or payment of any third-party insurance policy to fund potential recovery obligations obtained by the Covered Person directly. No Covered Person will seek or retain any such prohibited indemnification or reimbursement.
Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company’s right to recovery of any erroneously awarded Incentive-Based Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).
10. Covered Person Acknowledgement and Agreement
All Covered Persons subject to this Policy must acknowledge their understanding of, and agreement to comply with, the Policy by executing the certification attached hereto as Exhibit A. Notwithstanding the foregoing, this Policy will apply to Covered Persons whether or not they execute such certification.
11. Successors
This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives and shall inure to the benefit of any successor to the Company.
12. Interpretation of Policy
To the extent there is any ambiguity between this Policy and the Final Rules, this Policy shall be interpreted so that it complies with the Final Rules. If any provision of this Policy, or the application of such provision to any Covered Person or circumstance, shall be held invalid, the remainder of this Policy, or the application of such provision to Covered Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.
In the event any provision of this Policy is inconsistent with any requirement of any Final Rules, the Administrator, in its sole discretion, shall amend and administer this Policy and bring it into compliance with such rules.
Any determination under this Policy by the Administrator shall be conclusive and binding on the applicable Covered Person. Determinations of the Administrator need not be uniform with respect to Covered Persons or from one payment or grant to another.
Security Classification: Public    | Page 5 of 11 |    Owner: CLO

Compensation Recovery Policy
LGL-0026 – 1.0.0
Version – 1.0.0
13. Amendments; Termination
The Administrator may make any amendments to this Policy as required under applicable law, rules and regulations, or as otherwise determined by the Administrator in its sole discretion.
The Administrator may terminate this Policy at any time.
14. Definitions

Term	Definition
Administrator	The Compensation Committee of the Board, or in the absence of a committee of independent directors responsible for executive compensation decisions, a majority of the independent directors serving on the Board.
Board	The Board of Directors of the Company.
Clawback Measurement Data
The earlier to occur of:
i.The date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in this Policy; or
ii.The date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement as described in this Policy.

Clawback Period	The three (3) completed fiscal years immediately prior to the Clawback Measurement Date and any transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year (that results from a change in the Company’s fiscal year) within or immediately following such three (3)-year period; provided that any transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of 9 to 12 months will be deemed a completed fiscal year.
Company	SentinelOne, Inc., a Delaware corporation, or any successor corporation.
Security Classification: Public    | Page 6 of 11 |    Owner: CLO

Compensation Recovery Policy
LGL-0026 – 1.0.0
Version – 1.0.0

Covered Person	Any Executive Officer (as defined in the Final Rules), including, but not limited to, those persons who are or have been determined to be “officers” of the Company within the meaning of Section 16 of Rule 16a-1(f) of the rules promulgated under the Exchange Act, and “executive officers” of the Company within the meaning of Item 401(b) of Regulation S-K, Rule 3b-7 promulgated under the Exchange Act, and Rule 405 promulgated under the Securities Act of 1933, as amended; provided that the Administrator or the Company’s Chief Executive Officer may identify additional employees who shall be treated as Covered Persons for the purposes of this Policy with prospective effect, in accordance with the Final Rules.
Effective Date	September 12, 2023, the date the Policy was adopted by the Board.
Exchange	The New York Stock Exchange or any other national securities exchange or national securities association in the United States on which the Company has listed its securities for trading.
Exchange Act	The Securities Exchange Act of 1934, as amended.
Final Rules	The final rules promulgated by the SEC under Section 954 of the Dodd-Frank Act, Rule 10D-1 and Exchange listing standards, as may be amended from time to time.
Financial Reporting Measure	Measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and TSR are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC.
Security Classification: Public    | Page 7 of 11 |    Owner: CLO

Compensation Recovery Policy
LGL-0026 – 1.0.0
Version – 1.0.0

Incentive-Based Compensation	Compensation that is granted, earned or vested based wholly or in part on the attainment of any Financial Reporting Measure. Examples of “Incentive-Based Compensation” include, but are not limited to: non-equity incentive plan awards that are earned based wholly or in part on satisfying a Financial Reporting Measure performance goal; bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal; other cash awards based on satisfaction of a Financial Reporting Measure performance goal; restricted stock, restricted stock units, performance share units, stock options, and SARs that are granted or become vested based wholly or in part on satisfying a Financial Reporting Measure goal; and proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure goal. “Incentive-Based Compensation” excludes, for example, time-based awards such as stock options or restricted stock units that are granted or vest solely upon completion of a service period; awards based on non-financial strategic or operating metrics such as the consummation of a merger or achievement of non-financial business goals; service-based retention bonuses; discretionary compensation; and salary.
Listing Rule Effective Date	The effective date of the listing standards of the Exchange on which the Company’s securities are listed.
Policy	This Compensation Recovery Policy.
Received	Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the relevant Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, irrespective of whether the payment or grant occurs on a later date or if there are additional vesting or payment requirements, such as time-based vesting or certification or approval by the Compensation Committee or Board, that have not yet been satisfied.
Recoupment Amount	The amount of Incentive-Based Compensation Received by the Covered Person based on the financial statements prior to the restatement that exceeds the amount such Covered Person would have received had the Incentive-Based Compensation been determined based on the financial restatement, computed without regard to any taxes paid (i.e., gross of taxes withheld).
SARs	Stock appreciation rights.
SEC	The U.S. Securities and Exchange Commission.
SOX 304	Section 304 of the Sarbanes-Oxley Act of 2002.
Security Classification: Public    | Page 8 of 11 |    Owner: CLO

Compensation Recovery Policy
LGL-0026 – 1.0.0
Version – 1.0.0

Triggering Event	Any event in which the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
TSR	Total stockholder return.

Security Classification: Public    | Page 9 of 11 |    Owner: CLO

Compensation Recovery Policy
LGL-0026 – 1.0.0
Version – 1.0.0
Exhibit A: Certification
I certify that:
1.I have read and understand SentinelOne, Inc.’s Compensation Recovery Policy (the “Policy”). I understand that the Company is available to answer any questions I have regarding the Policy.
2.I understand that the Policy applies to all of my existing and future compensation-related agreements with the Company, whether or not explicitly stated therein.
3.I agree that notwithstanding the Company’s certificate of incorporation, bylaws, and any agreement I have with the Company, including any indemnity agreement I have with the Company, I will not be entitled to, and will not seek indemnification from the Company for, any amounts recovered or recoverable by the Company in accordance with the Policy.
4.I understand and agree that in the event of a conflict between the Policy and the foregoing agreements and understandings on the one hand, and any prior, existing or future agreement, arrangement or understanding, whether oral or written, with respect to the subject matter of the Policy and this Certification, on the other hand, the terms of the Policy and this Certification shall control, and the terms of this Certification shall supersede any provision of such an agreement, arrangement or understanding to the extent of such conflict with respect to the subject matter of the Policy and this Certification; provided that, in accordance with Section 8 of the Policy, nothing herein limits any other remedies or rights of recoupment that may be available to the Company.
5.I agree to abide by the terms of the Policy, including, without limitation, by returning any erroneously awarded Incentive-Based Compensation to the Company to the extent required by, and in a manner permitted by, the Policy.

Signature: __________________________

Name: _____________________________

Title: ______________________________

Date: ______________________________

Security Classification: Public    | Page 10 of 11 |    Owner: CLO

Compensation Recovery Policy
LGL-0026 – 1.0.0
Version – 1.0.0
Exhibit B: Calculation Guidelines
For purposes of calculating the Recoupment Amount:
i.For cash awards not paid from bonus pools, the erroneously awarded compensation is the difference between the amount of the cash award (whether payable as a lump sum or over time) that was received and the amount that should have been received applying the restated Financial Reporting Measure.
ii.For cash awards paid from bonus pools, the erroneously awarded compensation is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.
iii.For equity awards, if the shares, options, restricted stock units, or SARs are still held at the time of recovery, the erroneously awarded compensation is the number of such securities received in excess of the number that should have been received applying the restated Financial Reporting Measure (or the value of that excess number). If the options or SARs have been exercised, but the underlying shares have not been sold, the erroneously awarded compensation is the number of shares underlying the excess options or SARs (or the value thereof). If the underlying shares have been sold, the Company may recoup proceeds received from the sale of shares.
iv.For Incentive-Based Compensation based on stock price or TSR, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement:
a.The amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or TSR upon which the Incentive-Based Compensation was Received.
b.The Company must maintain documentation of the determination of that reasonable estimate and the Company must provide such documentation to the Exchange in all cases.
Security Classification: Public    | Page 11 of 11 |    Owner: CLO